Exhibit 99.2

Diamond One, Inc.
Proforma Financial Statements

Introduction

On March 31, 2006, PureDepth, Inc., a California corporation, (PureDepth) merged with and into PureDepth Technologies, Inc. (PureDepth Technologies), a Delaware Corporation and wholly owned subsidiary of Diamond One, Inc. (Diamond One). As a result of the merger, PureDepth Technologies succeeded to the business of PureDepth, Inc., and survives as a wholly owned operating subsidiary of Diamond One.

At the effective time of the merger, the legal existence of PureDepth ceased and all of the approximately 23,311,855 shares of PureDepth common stock that were outstanding immediately prior to the merger were cancelled. Simultaneously, PureDepth’s former shareholders received an aggregate of 233,118.55 shares of Diamond One’s Series A Preferred Stock, representing approximately 89% of the outstanding voting power after the merger. In addition, all outstanding and committed options and warrants to purchase PureDepth common stock were cancelled, and their holders received similar securities for the purchase of Diamond One common stock. Immediately following the transaction, the former holders of PureDepth securities hold approximately 93% of the outstanding common stock of Diamond One on a fully diluted basis.

The Series A Preferred Stock is convertible into shares of Diamond One common stock on a 229.021-for-1 basis. Holders of Series A Preferred Stock will not be entitled to dividends or any preference upon liquidation other than receipt of the aggregate par value of their preferred shares. Holders of Series A Preferred Stock are entitled to vote on matters submitted to a vote of the Company’s shareholders on an as-if-converted basis. The shares are to be converted, and common shares issued upon the approval by Diamond One shareholders of an increase in the number of shares of common stock authorized for issuance under Diamond One’s articles of incorporation, as amended.

The merger results in a change of control of Diamond One. The transaction has been accounted for as a forward triangular merger, and for financial reporting purposes, PureDepth is considered the accounting acquiror.

For purposes of the proforma balance sheet, the transaction is reflected as if it occurred on January 31, 2006. For purposes of the proforma statements of operations, the transaction is recorded as if it occurred on April 1, 2004. As the book value of Diamond One's assets and liabilities approximates fair value, no goodwill was recorded in the purchase. The financial information has been derived from and should be read in connection with the historical financial statements of PureDepth Inc. and Diamond One Inc.

DIAMOND ONE, INC.
Proforma Balance Sheet
January 31, 2006 (unaudited)

ASSETS
	PUREDEPTH INC AND AFFILIATES	DIAMOND ONE INC	PROFORMA ADJUSTMENTS	PROFORMA COMBINED
Current Assets
Cash	$857,998	$3,720	$-	$861,718
Accounts receivable	71,995	3,228		75,223
Other current assets	53,484	79,804		133,288
Total current assets	983,477	86,752		1,070,229
Property and equipment (net)	160,380	20,657		181,037
Other Assets
Patents (net)	2,544,422			2,544,422
Other assets	-	1,000		1,000
Total other assets	2,544,422	1,000		2,545,422
Total assets	$3,688,279	$108,409	$-	$3,796,688
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable and accruals	$382,284	$9,177	$-	$391,461
Notes payable	137,908	121,500		259,408
Related party note payable	774,330	-		774,330
Total current liabilities	1,294,522	130,677		1,425,199
Long-Term Liabilities
Note payable	554,553	-		554,553
Total long-term liabilities	554,553	-		554,553
Commitments and Contingencies	-	-		-
Stockholders' Equity

Preferred stock, no par value, 1,000,000 shares authorized 233,118.55 shares issued and outstanding			15,057,912	15,057,912

Common stock, no par value, 30,000,000 shares authorized 16,712,769 shares issued and outstanding	15,075,180	14,256	(15,089,436)	-
Subscriptions received	350,000	(5,000)	-	345,000
Additional paid-in-capital	2,007,722	181,549	(181,549)	2,007,722
Accumulated other comprehensive income	(744,033)	-	-	(744,033)
Accumulated deficit	(14,849,665)	(213,073)	213,073	(14,849,665)
Total stockholders' equity	1,839,204	(22,268)	-	1,816,936
Total liabilities and stockholders' equity	$3,688,279	$108,409	$-	$3,796,688

DIAMOND ONE, INC.
Proforma Statement of Operations
For the period January 31, 2006 (unaudited)

	PureDepth Inc. and Affiliates ten months January 31 2006	Diamond One, Inc. twelve months January 31 2006	Proforma Adjustments	Proforma Combined Period ended January 31 2006
Net sales	$-	$592,309		$592,309
Cost of goods sold	-	504,632		504,632
Gross profit (loss)	-	87,677		87,677
Expenses
Depreciation and amortization	376,355	1,895		378,250
Research and development	472,841	-		472,841
Marketing	120,721	14,724		135,445
Loss on sale of assets	94,285	-		94,285
Professional	455,410	19,058		474,468
Other general and administrative	3,134,053	93,141		3,227,194
Total operating expenses	4,653,665	128,818		4,782,483
Loss from operations	(4,653,665)	(41,141)		(4,694,806)
Other Income (Expense)
Interest income	1,499	0		1,499
Interest expense	(79,710)	(5,354)		(85,064)
Exchange loss	(29,815)	-		(29,815)
Grant receipts	102,899	-		102,899
Other income	25,847	-		25,847
Total other income (expense)	20,720	(5,354)		15,366
Loss before income taxes	(4,632,945)	(46,495)		(4,679,440)
Provision for income taxes	-	-	-	-
Net loss	$(4,632,945)	$(46,495)	$-	$(4,679,440)
Loss per share - basic and diluted	$(0.33)	$(0.00)		$(0.07)

Weighted average shares outstanding - as-if converted	13,887,002	13,706,771	38,986,847	66,580,620

DIAMOND ONE, INC.
Proforma Statement of Operations
For the period March 31, 2005 (unaudited)

	PureDepth Inc. and Affiliates twelve months March 31, 2005	Diamond One, Inc. twelve months January 31 2005	Proforma Adjustments	Proforma Combined Period ended March 31 2005
Net sales	$-	$465,209		$465,209
Cost of goods sold	-	420,694		420,694
Gross profit	-	44,515		44,515
Expenses
Depreciation and amortization	406,246	426		406,672
Research and development	287,785	-		287,785
Marketing	402,892	15,325		418,217
Loss on sale of assets	15,073	-		15,073
Professional	483,548	27,218		510,766
Other general and administrative	2,114,981	53,988		2,168,969
Total operating expenses	3,710,525	96,957		3,807,482
Loss from operations	(3,710,525)	(52,442)		(3,762,967)
Other Income (Expense)
Interest income	2,529	0		2,529
Interest expense	(240,657)	(3,588)		(244,245)
Exchange loss	(98,548)	-		(98,548)
Grant receipts	90,278	-		90,278
Other income	2,093,139	-		2,093,139
Total other income (expense)	1,846,741	(3,588)		1,843,153
Loss before income taxes	(1,863,784)	(56,030)		(1,919,814)
Provision for income taxes	-	-		-
Net loss	$(1,863,784)	$(56,030)		$(1,919,814)
Loss per share - basic and diluted	$(0.17)	$(0.00)		$(0.03)
Weighted average shares outstanding - basic and diluted	10,658,375	12,108,114	42,215,174	64,981,663

F-25